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                                                                    EXHIBIT 23.1



The Board of Directors
Americold Corporation:

We consent to the incorporation by reference in the registration statement (333-77143) on Form S-8 of Vornado Operating Company of our report dated May 2, 1997, with respect to consolidated balance sheets of Americold Corporation as of the last day of February 1997 and 1996, and the related consolidated statements of operations, common stockholders' deficit and cash flows for each of the years in the three-year period ended the last day of February 1997, which report appears in the Form 8-K/A of Vornado Operating Company dated May 26, 1999.


/s/ KPMG Peat Marwick LLP

Portland, Oregon
May 26, 1999